Exhibit 99.1

1847 Reports 115% Increase in Revenue for the Third Quarter of 2022

Gross profit increases 125.5% compared to the same period last year

NEW YORK, NY / ACCESSWIRE / November 14, 2022 / 1847 Holdings LLC (“1847” or the “Company”) (NYSE American: EFSH), a unique holding company that combines the attractive attributes of owning private, lower-middle market businesses with the liquidity and transparency of a publicly traded company, today provided a business update and reported financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Highlights and Subsequent Events

●	Total revenue was $14.5M in Q3 2022 compared to $6.7M in Q3 2021, a 114.9% increase year-over-year

●	Gross profit was $4.9M in Q3 2022 compared to $2.2M in Q3 2021, a 125.5% increase year-over-year

●	Gross profit margin for Q3 2022 was 33.7% compared to 32.1% for Q3 2021

●	On September 1, 2022, the Company declared a common share dividend of $0.13125 per share to shareholders of record as of September 30, 2022. This dividend was be paid on October 17, 2022.

●	Reaffirms prior guidance of 2023 revenue in excess of $60 million, gross profit margin of approximately 40% and over $7 million of cash flow from operations; anticipates dividend in excess of $2 million for 2023.

Mr. Ellery W. Roberts, CEO of 1847 Holdings, commented, “We continue to generate solid year-over-year growth, with revenue increasing 115% and 117% for the three and nine months ended September 30, 2022, respectively. Additionally, we achieved an increase in gross profit of 126% and 146% for the three and nine months ended September 30, 2022, respectively. This success is further illustration of our ability to acquire undervalued, cash flow positive, lower-middle market businesses at attractive valuations. We have also invested in the business through the addition of key personnel to support the growth of our operating subsidiaries, and believe we now have the internal resources to significantly scale the business, both organically and through future acquisitions. We have a very robust acquisition pipeline, as valuations for small business enterprises have come down dramatically due to inflation and market conditions, which creates a perfect opportunity for us. Moreover, we are able to leverage appropriate levels of debt to acquire these businesses with minimal dilution to our shareholders. Given the consistency and historical profitability of our operating subsidiaries, as recently announced, we currently anticipate 2023 revenue in excess of $60 million, gross profit margin of approximately 40% and over $7 million of cash flow from operations. We also expect our cash dividend to exceed $2 million in 2023, reflecting the continued growth, stability and profitability of our operating subsidiaries. It is important to note that these projections do not include any additional acquisitions. Looking ahead, we believe we have built a highly scalable business model, which we believe will generate substantial returns value for shareholders in 2023 and beyond.”

“We are very excited about our results and believe that they demonstrate the strength of our platform. We could not have built this platform without our loyal shareholder base. Many of our shareholders have been involved with our company since our inception. In addition to our regular cash dividend, we are investigating different ways to reward our shareholder base that also will provide us with additional capital for future acquisitions, including a rights offering of warrants that would give our shareholders the ability to purchase additional common shares over time,” concluded Mr. Roberts.

Q3 2022 Financial Highlights

Total revenues were $14,472,361 for the three months ended September 30, 2022, as compared to $6,735,028 for the three months ended September 30, 2021.

●	Revenues from the retail and appliances segment decreased by $211,250, or 6.7%, to $2,934,705 for the three months ended September 30, 2022 from $3,145,955 for the three months ended September 30, 2021. The decrease was primarily due to ongoing supply chain delays and cost increases with appliance manufacturers, increased time it takes to receive products, and decreased customer demand.

●	Revenues from the construction segment increased by $8,709,518, or 650.7%, to $10,047,946 for the three months ended September 30, 2022 from $1,338,428 for the three months ended September 30, 2021. The increase was primarily due to the acquisitions of High Mountain and Innovative Cabinets, which were acquired in the fourth quarter of 2021.

●	Revenues from the automotive supplies segment decreased by $760,935, or 33.8%, to $1,489,710 for the three months ended September 30, 2022 from $2,250,645 for the three months ended September 30, 2021. The decrease was primarily due to ongoing supply chain delays and cost increases, increased time it takes to receive products, and decreased customer demand.

Total cost of sales was $9,596,387 for the three months ended September 30, 2022, as compared to $4,573,123 for the three months ended September 30, 2021.

●	Cost of sales for the retail and appliances segment decreased by $116,691, or 5.1%, to $2,183,972 for the three months ended September 30, 2022 from $2,300,663 for the three months ended September 30, 2021. The decrease was primarily due to the corresponding decrease in revenues from the retail and appliance segment

●	Cost of sales for the construction segment increased by $5,739,330, or 712.5%, to $6,544,843 for the three months ended September 30, 2022 from $805,513 for the three months ended September 30, 2021. The increase was primarily due to the acquisitions of High Mountain and Innovative Cabinets, which were acquired in the fourth quarter of 2021.

●	Cost of sales for the automotive supplies segment decreased by $599,375, or 40.9%, to $867,572 for the three months ended September 30, 2022 from $1,466,947 for the three months ended September 30, 2021. The decrease was primarily due to the corresponding decrease in revenues from the automotive segment.

Total general and administrative expenses were $2,688,877 for the three months ended September 30, 2022, as compared to $1,844,979 for the three months ended September 30, 2021.

Net loss from continuing operations was $4,472,622 for the three months ended September 30, 2022, as compared to $973,317 for the three months ended September 30, 2021. The three months ended September 30, 2022 included $1,875,757 of interest expense and $2,039,815 of loss on extinguishment of debt compared to three months ended September 30, 2021 which included interest expense of $128,199. The loss on extinguishment of debt was a result of partially settling debt through the issuance of common shares and the significant increase in interest expense was primarily a result of note issuances during the period and convertible debt issuances during the fourth quarter of 2021 in order to help finance the acquisitions of High Mountain and Innovative Cabinets.

Nine Month 2022 Financial Highlights

Total revenues were $39,437,482 for the nine months ended September 30, 2022, as compared to $18,163,257 for the nine months ended September 30, 2021.

●	Revenues from the retail and appliances segment decreased by $1,440,439, or 14.8%, to $8,322,500 for the nine months ended September 30, 2022 from $9,762,939 for the nine months ended September 30, 2021. The decrease was primarily due to ongoing supply chain delays and cost increases with appliance manufacturers, increased time it takes to receive products, and decreased customer demand.

●	Revenues from the construction segment increased by $21,830,922, or 523.6%, to $26,000,227 for the nine months ended September 30, 2022 from $4,169,305 for the nine months ended September 30, 2021. The increase was primarily due to the acquisitions of High Mountain and Innovative Cabinets, which were acquired in the fourth quarter of 2021.

●	Revenues from the automotive supplies segment increased by $883,742, or 20.9%, to $5,114,755 for the nine months ended September 30, 2022 from $4,231,013 for the nine months ended September 30, 2021. The increase was primarily due to the acquisition of Wolo, which was acquired on March 31, 2021.

Total cost of sales was $25,109,863 for the nine months ended September 30, 2022, as compared to $12,348,594 for the nine months ended September 30, 2021.

●	Cost of sales for the retail and appliances segment decreased by $1,163,920, or 15.7%, to $6,245,993 for the nine months ended September 30, 2022 from $7,409,913 for the nine months ended September 30, 2021. The decrease was primarily due to the corresponding decrease in revenues from the retail and appliance segment, offset by increased product and delivery costs.

●	Cost of sales for the construction segment increased by $13,555,821, or 594.6%, to $15,835,830 for the nine months ended September 30, 2022 from $2,280,009 for the nine months ended September 30, 2021. The increase was primarily due to the acquisitions of High Mountain and Innovative Cabinets, which were acquired in the fourth quarter of 2021.

●	Cost of sales for the automotive supplies segment increased by $369,368, or 13.9%, to $3,028,040 for the nine months ended September 30, 2022 from $2,658,672 for the nine months ended September 30, 2021. The increase was primarily due to the acquisition of Wolo, which was acquired on March 31, 2021.

Total general and administrative expenses were $7,451,079 for the nine months ended September 30, 2022, as compared to $4,519,504 for the nine months ended September 30, 2021.

Net loss from continuing operations was $5,547,498 for the nine months ended September 30, 2022, as compared to a net income of $1,157,540 for the nine months ended September 30, 2021. The nine months ended September 30, 2022 included $3,714,623 of interest expense and $2,039,815 of loss on extinguishment of debt compared to the nine months ended September 30, 2021 which included a gain on the disposition of 1847 Neese of $3,282,804, a gain on forgiveness of debt of $360,302 and other income of $10,885, offset by a loss on the issuance of adjustment shares of $757,792 and interest expense of $309,832. The loss on extinguishment of debt was a result of partially settling debt through the issuance of common shares and the significant increase in interest expense was primarily a result of note issuances during the period and convertible debt issuances during the fourth quarter of 2021 in order to help finance the acquisitions of High Mountain and Innovative Cabinets.

EBITDA and Adjusted EBITDA

The Company reported Adjusted EBITDA of ($2,589,889) in Q3 2022, as compared to Adjusted EBITDA of ($240,950) for Q3 2021. For the nine months ended September 30, 2022, the Company reported Adjusted EBITDA of ($86,605) versus Adjusted EBITDA of ($682,072) for the same period last year. The Company defines EBITDA as earnings before interest, taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before other income, gain on forgiveness of debt, gain on disposal of property and equipment, gain on disposal of subsidiary, loss on extinguishment of debt, loss on write-down of contingent note payable, personnel expenses at our holding company level that are amortized to our subsidiaries and management fees. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for net loss for the three and nine months ended September 30, 2022 and 2021.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (loss)	$(4,472,622)	$(973,317)	$(5,547,498)	$1,157,540
Interest expense	1,875,757	128,199	3,714,623	309,832
Income tax benefit	(1,095,000)	-	(1,411,000)	(21,900)
Depreciation and amortization	516,414	299,477	1,526,759	547,655
EBITDA	(3,175,451)	(545,641)	(1,717,116)	(1,993,127)
Other income	(2,756)	(14,424)	(3,431)	-
Gain on forgiveness of debt	-	-	-	(360,302)
Gain on disposal of property and equipment	(15,614)	(10,885)	(47,690)	(10,885)
Gain on disposition of subsidiary	-	-	-	(3,282,804)
Loss on extinguishment of debt	39,815	-	39,815	57,792
Loss on write-down of contingent note payable	58,817	-	158,817	-
1847 operations team	230,300	105,000	658,000	321,000
Management fees	275,000	225,000	825,000	600,000
Adjusted EBITDA	$(2,589,889)	$(240,950)	$(86,605)	$(682,072)

About 1847 Holdings LLC

1847 Holdings LLC (NYSE American: EFSH), a publicly traded diversified acquisition holding company, was founded by Ellery W. Roberts, a former partner of Parallel Investment Partners, Saunders Karp & Megrue, and Principal of Lazard Freres Strategic Realty Investors. 1847 Holdings’ investment thesis is that capital market inefficiencies have left the founders and/or stakeholders of many small business enterprises or lower-middle market businesses with limited exit options despite the intrinsic value of their business. Given this dynamic, 1847 Holdings can consistently acquire businesses it views as “solid” for reasonable multiples of cash flow and then deploy resources to strengthen the infrastructure and systems of those businesses in order to improve operations. These improvements may lead to a sale or IPO of an operating subsidiary at higher valuations than the purchase price and/or alternatively, an operating subsidiary may be held in perpetuity and contribute to 1847 Holdings’ ability to pay regular and special dividends to shareholders. For more information, visit www.1847holdings.com.

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Forward-Looking Statements

This press release may contain information about 1847 Holdings’ view of its future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on our management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include but are not limited to the risks set forth in “Risk Factors” included in our SEC filings.

Contact:

Crescendo Communications, LLC
Tel: +1 (212) 671-1020
Email: EFSH@crescendo-ir.com

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